Exhibit 4.1

NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THEY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE SAID ACT OR LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT REGISTRATION IS NOT REQUIRED THEREUNDER.

SOW GOOD INC.

COMMON STOCK WARRANT

THIS CERTIFIES THAT, for value received, the Holder is entitled to purchase, and Sow Good Inc., a Nevada corporation (the “Company”), promises and agrees to sell and issue to the Holder, at any time, or from time to time, during the Exercise Period, up to [_______]1 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, at the Exercise Price, subject to the provisions and upon the terms and conditions hereinafter set forth.

1. Definitions of Certain Terms. In addition to the terms defined elsewhere in this Warrant, the following terms have the following meanings:

(a) “Business Day” means a day on which banks are open for business in the city of Dallas, Texas.

(b) “Commission” means the U.S. Securities and Exchange Commission.

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(d) “Exercise Price” means the price at which the Holder may purchase one share of Common Stock upon exercise of this Warrant as determined from time to time pursuant to the provisions hereof. The initial Exercise Price is $2.35 per share, subject to adjustment as provided herein.

(e) “Expiration Date” means the 120-month anniversary of the Issue Date.

(f) “Holder” means a record holder of the Warrant or shares of Common Stock obtained or obtainable upon exercise of the Warrant, as applicable. The initial Holder is _______________.

(g) “Issue Date” means April 8, 2022.

(h) “Purchase Agreement” means that certain Note and Warrant Purchase Agreement, dated as of the Issue Date, between the Company and the purchasers of Notes and Warrants specified therein.

(i) “Securities Act” means the Securities Act of 1933, as amended.

(j) “Warrant” means this warrant and any warrant or warrants hereafter issued as a consequence of the exercise or transfer of this warrant in whole or in part.

______________________

1 NTD: Proportional to the ratio of 25,000 warrant shares per $100,000 promissory note investment.

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2. Exercise of Warrant; Redemption; Manner of Exercise.

(a) Cash Exercise. This Warrant may be exercised, in whole or in part, at any time or from time to time, during the period commencing as of 8:30:01 a.m., Dallas, Texas time, on the Issue Date and ending as of 4:30 p.m., Dallas, Texas time, on the Expiration Date (the “Exercise Period”), for [_________] fully paid and non-assessable shares of Common Stock (the “Warrant Shares”), for an exercise price per share equal to the Exercise Price, by delivery to the Company at its headquarters, or at such other place as is designated in writing by the Company, of:

(i) a duly executed Notice of Exercise, substantially in the form of Attachment I attached hereto and incorporated by reference herein;

(ii) this Warrant; and

(iii) payment of an amount in cash equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise, with such payment being in the form of a wire transfer of funds to an account designated in writing by the Company.

The date on which the Company receives the Notice of Exercise, this Warrant, and the Exercise Price payable with respect to the Warrant Shares being purchased shall be deemed to be the date of exercise (the “Date of Exercise”).

(b) Delivery of Certificates. Subject to the provisions below, upon receipt of the Notice of Exercise, the Company shall immediately instruct its transfer agent to prepare certificates for the Warrant Shares to be received by the Holder upon such exercise. The Company shall, at its own cost and expense, cause the transfer agent to deliver such certificates to the Holder (or to such other nominee as may be designated by the Holder) within five Business Days following the Date of Exercise (the “Delivery Period”). The Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised as of the Date of Exercise, irrespective of the date such certificates are actually delivered by the transfer agent to the Holder or are credited to the Holder’s Depository Trust Company (“DTC”) account, as the case may be. If fewer than all of the Warrant Shares purchasable under the Warrant are purchased, the Company will, upon such partial exercise, execute and deliver to the Holder a new Warrant (dated as of the Issue Date), in the same form and tenor as this Warrant, evidencing that portion of the Warrant not exercised.

(c) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise (provided that the transfer agent is participating in the DTC Fast Automated Securities Transfer program and provided further that the Holder provides the transfer agent with information required in order to issue such Warrant Shares to the Holder electronically), upon the request of the Holder as set forth in the Notice of Exercise, but only if the Warrant Shares may be issued without restrictive legends, the Company shall use its best efforts to cause its transfer agent to electronically transmit, within the Delivery Period, the Warrant Shares issuable upon exercise to the Holder by crediting Holder’s account with DTC through its Deposit Withdrawal Agent Commission system. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(d) No Fractional Shares. If a fractional share of Warrant Shares would, but for the provisions of this Section 2(d), be issuable upon exercise of the rights represented by this Warrant, the Company shall (i) round a half share or greater to be delivered to Holder up to the next whole share and (ii) round a less-than-half share to be delivered to Holder down to the nearest whole share.

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(e) Buy-In. Notwithstanding anything else to the contrary contained herein, in addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the applicable Warrant Shares purchased upon exercise hereof or credit the Holder’s balance account with DTC, as applicable, on or before the end of the Delivery Period (other than a failure caused by any incorrect or incomplete information provided by Holder to the Company hereunder), and if after such date the Holder purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of Warrant Shares that the Holder anticipated receiving from the Company upon exercise of this Warrant (a “Buy-In”), then the Company shall, within three Business Days after the Holder’s request, (1) pay cash to the Holder the amount by which (x) the Holder’s total purchase price (including commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue, by (B) the price at which the sell order giving rise to such purchase obligation was executed, or (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored, or deliver to the Holder the number of Warrant Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing the net exercise number of Warrant Shares as required pursuant to the terms hereof.

(f) No Charge to Holder Upon Issuance. The issuance of Warrant Shares upon exercise of this Warrant shall be made without charge to Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares (other than any transfer taxes resulting from the issuance of Warrant Shares to any person other than Holder).

(g) Reservation of Shares. During the Exercise Period, the Company shall reserve and keep available out of its authorized but unissued Common Stock such number of Warrant Shares issuable upon the full exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges and not subject to the pre-emptive rights of any holder of Common Stock or any other class or series of stock of the Company. During the Exercise Period, the Company shall not take any action which would cause the number of authorized but unissued Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of this Warrant.

(h) Redemption.

(i) We may call this Warrant for redemption, in whole and not in part, at a price of $0.01 per share (the “Redemption Price”) (A) at any time after the Issue Date, and (B) upon not less than 30 days’ prior written notice of redemption to Holder specifying the time and place for redemption, and (C) only if, the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of redemption to Holder. This Warrant may be exercised for cash at any time after the notice of redemption shall have been given and prior to the date fixed for redemption. On and after the redemption date, the Holder of this Warrant shall have no further rights except to receive, upon surrender of this Warrant, the Redemption Price.

(ii) A redemption may only occur if all of the warrants issued to the investors as of the date hereof are being redeemed at the same time.

3. Adjustments in Certain Events. The number, class, and price of Warrant Shares for which this Warrant may be exercised are subject to adjustment from time to time upon the happening of certain events as follows:

(a) Subdivisions, Combinations and Other Issuances. If the outstanding shares of the Company’s Common Stock are divided into a greater number of shares, by forward stock split or otherwise, or a dividend in stock is paid on the Common Stock, then the number of shares of Warrant Shares for which the Warrant is then exercisable will be proportionately increased and the Exercise Price will be proportionately reduced. Conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, by reverse stock split or otherwise, then the number of Warrant Shares for which the Warrant is then exercisable will be proportionately reduced and the Exercise Price will be proportionately increased. The increases and reductions provided for in this Section 3(a) will be made with the intent and, as nearly as practicable, the effect that neither the percentage of the total equity of the Company obtainable on exercise of the Warrants nor the price payable for such percentage upon such exercise will be affected by any event described in this Section 3(a).

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(b) Merger, Consolidation, Reclassification, Reorganization, Etc. In case of any change in the Common Stock through merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of all or substantially all the assets of the Company, or other change in the capital structure of the Company, then, as a condition of such change, lawful and adequate provision will be made so that the Holder will have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares of stock or other securities or property to which he would have been entitled if, immediately prior to such event, Holder had held the number of Warrant Shares obtainable upon the exercise of the Warrant. In any such case, appropriate adjustment will be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth herein will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrant. The Company will not permit any change in its capital structure to occur unless the issuer of the shares of stock or other securities to be received by the Holder, if not the Company, agrees to be bound by and comply with the provisions of this Warrant.

(c) Notice of Record Date, Etc. In the event the Company shall propose to take any action of the types requiring an adjustment pursuant to this Section 3 or a dissolution, liquidation or winding up of the Company shall be proposed, the Company shall give notice to Holder as provided in Section 6 below, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the exercise of the Warrant. In the case of any action which will require the fixing of a record date, unless otherwise provided in this Warrant, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(d) Stock Dividends. If securities of the Company or securities of any subsidiary of the Company are distributed pro rata to holders of Common Stock, such number of securities will be distributed to the Holder or its assignee upon exercise of its rights hereunder as such Holder or assignee would have been entitled to if this Warrant had been exercised prior to the record date for such distribution. The provisions with respect to adjustment of the Common Stock provided in this Section 3 will also apply to the securities to which the Holder or its assignee is entitled under this Section 3(d).

4. No Rights as a Stockholder. Except as otherwise provided herein, the Holder will not, by virtue of ownership of the Warrant, be entitled to any rights of a stockholder of the Company but will, upon written request to the Company, be entitled to receive such quarterly or annual reports as the Company distributes to its stockholders.

5. Restrictions on Transfer; Legends.

(a) Registration or Exemption Required. Assuming the accuracy of the representations and warranties of the Holder contained in the Purchase Agreement, this Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration or qualification under applicable state laws. Neither this Warrant nor the Warrant Shares may be pledged, transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, or upon surrender of the Warrant Shares for transfer, the transfer of this Warrant, or where applicable the Warrant Shares, shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant or the Warrant Shares, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), or (a)(8) promulgated under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act in a transaction pursuant to Rule 144A.

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(b) Restrictive Legend. The Holder understands that until such time as the Warrant Shares have been registered under the Securities Act, or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant and the Warrant Shares, as applicable, shall bear a restrictive legend in substantially the form set forth on the cover page of this Warrant (and a stop-transfer order may be placed against transfer of the certificates for such securities).

(c) Removal of Restrictive Legends. The certificates evidencing the Warrant Shares shall not contain any legend restricting the transfer thereof: (A) while a registration statement covering the sale or resale of the Warrant Shares is effective under the Securities Act, or (B) following any sale of such Warrant Shares pursuant to Rule 144, or (C) if such Warrant Shares are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) and the Company shall have received an opinion of counsel to the Holder in form reasonably acceptable to the Company to such effect (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to its transfer agent if required by the transfer agent to effect the issuance of the Warrant Shares, as applicable, without a restrictive legend or removal of the legend hereunder. The Company agrees that at such time as the Unrestricted Conditions are met, it will, no later than seven (7) trading days following the delivery by the Holder to the Company or the transfer agent of a certificate representing Warrant Shares, issued with a restrictive legend, deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such Warrant Shares that is free from all restrictive and other legends.

6. Notices; Adjustments.

(i) All notices required or permitted hereunder shall be in writing and shall be deemed effectively given and received for all purposes if in compliance with the notice provisions of the Note Purchase Agreement.

(ii) Upon the occurrence of any adjustments pursuant to Section 3 hereof, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

7. Non-Circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its articles of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be reasonably required to protect the rights of the Holder.

8. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles, and notwithstanding the fact that one or more counterparts hereof may be executed outside of the state, or one or more of the obligations of the parties hereunder are to be performed outside of the state.

9. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant, having terms and conditions identical to this Warrant, in lieu hereof.

10. Modification and Waiver. The Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder of the Warrant.

11. Successors.  This Warrant shall be binding and inure to the benefit of the parties and their respective successors and assigns hereunder; provided that this Warrant may be assigned by Holder only in compliance with the conditions specified in and in accordance with all of the terms of this Warrant. This Warrant does not create and shall not be construed as creating any rights enforceable by any other person or corporation.

12. Headings.  The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

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13. Saturdays, Sundays, Holidays.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Texas, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

14. Severability. If any provision of this Warrant shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Warrant.

15. Execution and Counterparts. This Warrant may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Any one of such counterparts shall be sufficient for the purpose of proving the existence and terms of this Warrant, and no party shall be required to produce an original or all of such counterparts in making such proof.

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IN WITNESS WHEREOF, each of the Company and Holder have each caused this Warrant to be executed and delivered as of the Issue Date by an officer thereunto duly authorized.

SOW GOOD INC.

a Nevada corporation

By

Brad Burke

Chief Financial Officer

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ATTACHMENT I

NOTICE OF EXERCISE

SOW GOOD INC.

Attention: __________________

The undersigned hereby elects to purchase, pursuant to the provisions of the Common Stock Warrant issued by Sow Good Inc. dated as of April 8, 2022, and held by the undersigned, the original of which is attached hereto, and (check the applicable box):

☐	Tenders herewith payment of the Exercise Price in the form of cash, via wire transfer of immediately available funds, in the amount of $____________ for _________ shares of Common Stock.

☐	If this box is checked, as long as the Company’s transfer agent participates in the DTC Fast Automated Securities Transfer program (“FAST”), and except as otherwise provided in the next following sentence, the Company shall effect delivery of the shares of Common Stock to the Holder by crediting to the account of the Holder or its nominee at DTC (as specified in this Exercise Notice) with the number of shares of Common Stock required to be delivered. In the event that the Company’s transfer agent is not a participant in FAST, or if the shares of Common Stock are not otherwise eligible for delivery through FAST, the Company shall effect delivery of the shares of Common Stock by delivering to Holder or its nominee physical certificates representing such shares.

Information for Delivery of uncertificated Shares by DWAC:

Account Number:
Account Name:
DTC Number:

HOLDER:

_____________________________

Name:
Title:

Date: _________________________

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